UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 29, 2008

CONTANGO OIL & GAS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960
HOUSTON, TEXAS 77098
(Address of principal executive offices)

(713) 960-1901
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 29, 2008, Contango Oil & Gas Company (AMEX:MCF) reported natural gas and oil sales from continuing operations for the fiscal year ended June 30, 2008 of approximately $116.5 million, compared to $14.1 million for the same period last year.  The Company reported net income attributable to common stock for the year ended June 30, 2008 of approximately $255.4 million, or $15.78 per basic share and $14.88 per diluted share, which included a gain of approximately $63.4 million related to the sale of our 10% limited partnership interest in Freeport LNG Development LP and approximately $173.7 million of discontinued operations related to the sale of our Arkansas Fayetteville Shale properties.  This compares to a net loss attributable to common stock for the year ended June 30, 2007 of approximately $3.2 million, or $0.21 per basic and diluted share.

For the three months ended June 30, 2008, natural gas and oil sales from continuing operations were approximately $70.2 million, up from $8.0 million for the three months ended June 30, 2007.  Contango had net income attributable to common stock of approximately $26.0 million, or $1.58 per basic share and $1.52 per diluted share, compared to a net loss attributable to common stock for the three months ended June 30, 2007 of approximately $0.5 million, or $0.03 per basic and diluted share.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

Exhibit No.	Description of Document
99.1	Press release dated August 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date:	September 5, 2008	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer